Exhibit 10.1

AMENDMENT NO. 2 TO

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

MOBILE SATELLITE VENTURES LP

THIS AMENDMENT NO. 2 (this “Amendment”) to the Amended and Restated Limited Partnership Agreement, dated as of November 12, 2004 of Mobile Satellite Ventures LP ("MSV"), as amended from time to time (the “Agreement”) is hereby adopted by the limited partners of MSV this 5th day of January 2007.

WHEREAS, the Agreement provides that it may be amended by the written agreement of the holders of a majority of the Percentage Interests held by the Limited Partners entitled to vote on any matter (as such terms are defined in the Agreement);

WHEREAS, the Limited Partners executing this Amendment, who together hold a majority of the Percentage Interests, wish to amend the Agreement as set forth herein, which amendment shall be effective as to all Limited Partners from and after the date hereof; and

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed thereto in the Agreement.

A.	NOW THEREFORE, the parties hereto hereby agree as follows:

1.          Amendment of Section 1.1. Section 1.1 of the Agreement is hereby amended as follows:

(a) The following terms and their meanings are hereby amended to read in their entirety as follows:

""Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 9.4 of this Agreement.

"Investors" means each Limited Partner listed on Schedule I hereto as an Investor, each other Person admitted as an Investor after the date hereof and, subject to Section 9.2(i) of this Agreement, any Person acquiring all or part of the Limited Partnership Interest of an Investor that is admitted as a Limited Partner as provided herein.

"Percentage Interest" means with respect to any Limited Partner, the ratio (expressed as a percentage) of the Units actually held by such Limited Partner as of the date of determination to the aggregate Units actually held by all Limited Partners on such date, and shall be reflected on Schedule I in accordance with Section 2.1(d). For purposes of voting and providing consents under this Agreement and for purposes of Section 9 of this Agreement, but not, for the avoidance of doubt, for purposes of distributions of cash or tax and other economic rights under this Agreement, "Percentage Interests" means, with respect to each Limited Partner, the ratio (expressed as a percentage) of the Units held by such Limited Partner as of the date of determination to all Units held by all Limited Partners."

(b)	The following terms and their meanings are hereby added:

""Excluded Securities" means (i) any interests in the Partnership issued pursuant to the October 2001 Investment Agreement or any of the transactions contemplated thereby, (ii) any interests in the Partnership issued pursuant to the Investment Agreement or any of the transactions contemplated thereby, (iii) any interests in the Partnership issued in connection with the acquisition of the business of another entity, whether by the purchase of equity securities, assets or otherwise, (iv) any interests in the Partnership issued as part of an Initial Public Offering or other registered underwritten public offering of the Partnership's securities, (v) any interests in the Partnership issued under an employee compensation plan approved by the General Partner, (vi) any interests in the Partnership issued to financial institutions, financial syndicates or lessors in connection with bona fide commercial credit arrangements, equipment financings, or similar transactions for primarily other than equity financing purposes, (vii) any interests in the Partnership issued pursuant to Section 9.1(h)(vi) of this Agreement and (viii) 4,817 Units that may be issued to inOvate Communications Group Services Company or its Affiliates.

"Family Member" means, with respect to any Person (i) the spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and brothers and sisters-in-law of such Person or of any of the beneficial owners of such Person, (ii) any trust whose beneficiaries consist of only one or more of such Person and such persons or (iii) any partnership or other entity whose owners are one or more of such Person and such persons.

"Investment Agreement" means that certain First Amended and Restated Investment Agreement, dated as of August 8, 2003, as amended, by and among the Stockholders (and their affiliates) and certain other parties.

"Intervening Entity" means, as applied to any Limited Partner at any time, any Person the value of which at such time consists principally of its direct or indirect ownership of interests in, or obligations of, the Partnership or Canadian Holdco. Without limiting the foregoing, the parties stipulate that, as of the date hereof, TMI and TMI's general partner are Intervening Entities.

"October 2001 Investment Agreement" means that certain Amended and Restated Investment Agreement, dated as of October 12, 2001, as amended, by and among certain Stockholders (and their affiliates) at such time and certain other parties.

"Stockholders" means the stockholders of the General Partner.

"Stock" means the common stock of the General Partner, par value $0.01 per share."

(c)          The term "Stockholders' Agreement" and its meaning are deleted in their entirety.

3.           Section 4.1(b). Section 4.1(b) of the Agreement is hereby amended to read in its entirety as follows:

"(b)      Capital Contributions shall be paid in the manner provided in the Investment Agreement or a subscription agreement, as the case may be. Subject to Section 9.1 of this Agreement, the Partnership may admit Persons as Limited Partners and issue Units and Limited Partnership Interests to such Persons without obligating such Persons to make Capital Contributions."

4.           Section 4.1(c). Section 4.1(c) of the Agreement is hereby amended to read in its entirety as follows:

"(c) No Limited Partner shall be required or permitted to contribute additional capital to the Partnership except that, subject to the pre-emptive rights and other applicable provisions of Section 9 of this Agreement incorporated herein, a Limited Partner shall be permitted to make additional Capital Contributions pursuant to a subscription agreement approved by the General Partner and the Required Majority."

4.          Amendment of Sections 9.1 and 9.2. Sections 9.1 and 9.2 of the Agreement are hereby amended to read in their entirety as follows:

"Section 9.1	Additional Issuances of Interests.

(a)          In order to raise capital for the Partnership operations or to acquire assets, to redeem or retire Partnership debt, or for any other valid Partnership purposes, General Partner may, subject to the provisions of this Section 9.1, from time to time determine that it is in the best interests of the Partnership to cause the Partnership to issue additional interests in the Partnership to the Limited Partners or other Persons and to admit such other Persons to the Partnership as Additional Limited Partners pursuant to Section 9.4. General Partner shall determine the consideration for and the terns and conditions with respect to any future issuance of interests in the Partnership.

(b)          Subject to clause (h) below, General Partner shall not issue any interests in the Partnership unless it first delivers to each Limited Partner (each such Person being referred to in this Section 9.1 as a “Buyer”) a written notice (the “Notice of Proposed Issuance”) specifying the type and amount of such interests that the Partnership then intends to issue (the “Offered Interests”), all of the material terms, including the price (cash or non-cash) upon which the Partnership proposes to issue the Offered Interests and stating that the Buyers shall have the right to purchase the Offered Interests in the manner specified in this Section 9.1 for the same price per share and in accordance with the same terms and conditions specified in such Notice of Proposed Issuance, provided, that if such price consists of non-cash consideration, a Buyer may purchase the Offered Interest with the same type and amount of non-cash consideration described in such Notice of Proposed Issuance or, may instead, pay for such Offered Interests with the cash equivalent of such price.

(c)          During the ten (10) consecutive day period commencing on the date the Partnership delivers to all of the Buyers the Notice of Proposed Issuance (the “Ten Day Period”), the Buyers shall have the option to purchase up to all of the Offered Interests at the same price and upon the same terms and conditions specified in the Notice of Proposed Issuance. Each Buyer electing to purchase Offered Interests must give written notice of its election to General Partner prior to the expiration of the Ten Day Period.

(d)          Each Buyer shall have the right to purchase up to that percentage of the Offered Interests equal to the Percentage Interest then held by such Buyer. The amount of such Offered Interests that each Buyer is entitled to purchase under this Section 9.1 shall be referred to as its “Proportionate Share.”

(e)          Each Buyer shall have a right of oversubscription such that if any other Buyer fails to elect to purchase his or its full Proportionate Share of the Offered Interests, the other Buyer(s) shall, among them, have the right to purchase up to the balance of such Offered Interests not so purchased. The Buyers may exercise such right of oversubscription by electing to purchase more than their Proportionate Share of the Offered Interests by so indicating in their written notice given during the Ten Day Period. If, as a result thereof, such oversubscription elections exceed the total number of the Offered Interests available in respect to such oversubscription privilege, the oversubscribing Buyers shall be cut back with respect to oversubscriptions on a pro rata basis in accordance with their respective Proportionate Share or as they may otherwise agree among themselves.

(f)           If all of the Offered Interests have not been purchased by the Buyers pursuant to the foregoing provisions, then General Partner shall have the right, until the expiration of one hundred eighty (180) consecutive days commencing on the first day immediately following the expiration of the Ten Day Period, to issue the Offered Interests not purchased by the Buyers at not less than, and on terms no more favorable in any material respect to the purchaser(s) thereof than, the price and terms specified in the Notice of Proposed Issuance. If such remaining Offered Interests are not issued within such period and at such price and on such terms, the right to issue in accordance with the Notice of Proposed Issuance shall expire and the provisions of this Agreement shall continue to be applicable to the Offered Interests.

(g)          Notwithstanding the foregoing, the rights described in this Section 9.1 shall not apply with respect to the issuance of Excluded Securities.

(h)          Notwithstanding the foregoing, General Partner may proceed with the issuance of interests in the Partnership without first following the procedures in clauses (b)-(f) above, provided that the purchaser of such interests (the “New Purchaser”) agrees in writing to take such interests subject to the provisions of this Section 9.1(h). In such event the following provisions shall apply:

(i)           Within ten (10) days following the issuance of such interests, General Partner or the New Purchaser shall issue to each Buyer a written notice (the “Notice of Issuance”) specifying the type and amount of such interests that the Partnership has issued (the “Issued Interests”), all of the material terms, including the price (the “Issued Interest Price”) at which the Partnership issued the Issued Interests and stating that the Buyers shall have the right to purchase Issued Interests in the manner specified below for the same price per Unit and in accordance with the same terms and conditions specified in such Notice of Issuance.

(ii)          During the ten (10) consecutive day period commencing on the date the Partnership or the New Purchaser delivers to all of the Buyers the Notice of Issuance (the “Issuance Ten Day Period”), the Buyers shall have the option to purchase up to all of the Issued Interests for the same type and amount per Issued Interest of cash br non-cash consideration paid by the New Purchaser or cash in an amount equivalent in value to the Issued Interest Price and upon the same terms and conditions specified in the Notice of Issuance. Each Buyer electing to purchase Issued Interests must give written notice of its election to the deliverer of the Notice of Issuance prior to the expiration of the Issuance Ten Day Period.

(iii)        Each Buyer shall have the right to purchase from the New Purchaser up to that percentage of the Issued Interests equal to the Proportionate Share held by such Buyer immediately prior to the issuance of the Issued Interests.

(iv)         Each Buyer shall have a right of oversubscription such that if any other Buyer fails to elect to purchase his or its full Proportionate Share of the Issued Interests, the other Buyer(s) shall, among them, have the right to purchase up to the balance of such Issued Interests not so purchased. The Buyers may exercise such right of oversubscription by electing to purchase more than their Proportionate Share of the Issued Interests by so indicating in their written notice given during the Issuance Ten Day Period. If, as a result thereof, such oversubscription elections exceed the total number of the Issued Interests available in respect to such oversubscription privilege, the oversubscribing Buyers shall be cut back with respect to oversubscriptions on a pro rata basis in accordance with their respective Proportionate Share or as they may otherwise agree among themselves.

(v)          Any Issued Interests that have not been purchased by the Buyers pursuant to the foregoing provisions shall remain owned by the New Purchaser.

(vi)         Notwithstanding anything in this clause (h) to the contrary, in the event the Buyers elect, within the Issuance Ten Day Period, to purchase less than all of the Issued Interests then, in lieu of the Buyers purchasing Issued Interests from the New Purchaser, General Partner may elect to issue directly to such Buyers, for the same type and amount per Issued Interest of cash or non-cash consideration paid by the New Purchaser or cash in an amount equivalent in value to the Issued Interest Price, an equivalent amount of additional securities that are identical to the Issued Interests in all material respects.

Section 9.2        Transfers. No Limited Partner may assign or transfer all or any part of its Limited Partnership Interest to any Person, except in compliance with the following:

(a)          Right of First Refusal. In the event that a Limited Partner (a "Selling Party") proposes to transfer all or a portion of its Limited Partnership Interest to any third party, other than in accordance with Section 9.2(c) or (d), pursuant to a bona fide offer, such Selling Party will provide notice of such proposed transfer (including the identity of the proposed purchaser of such interest, the amount of interests proposed to be transferred and the proposed terms thereof) (the "Transfer Notice"), at least fifteen (15) Business Days prior to the proposed transfer, to each other Limited Partner, whereupon each other Limited Partner shall have the right to purchase, at the same price and upon the same terms and conditions set forth in the Transfer Notice, a pro rata portion of such interest based upon such Limited Partner's portion of the Percentage Interests held by all Limited Partners other than the Selling Party. In the event a Selling Party proposes to transfer Limited Partnership Interests in a transaction whereby Limited

Partnership Interests shall be sold to the transferee on a delayed or continuous basis (a "Continuous Transfer"), the Transfer Notice relating to such transaction shall be delivered at least fifteen (15) Business Days prior to the first proposed transfer of Limited Partnership Interests under the terms of the transaction (the "Initial Transfer") and no additional Transfer Notice shall be delivered with respect to subsequent transfers of Limited Partnership Interests pursuant to the same transaction. Except as set forth in the next sentence, the purchase price shall be payable in cash. In the event that the Transfer Notice specifies the payment of consideration other than cash, the purchase price for purposes of this Section 9.2(a) shall either be (x) the cash equivalent of such consideration, determined by the General Partner in good faith or (y) to the extent the participating Limited Partner elects, the same type and amount of non-cash consideration that is proposed to be paid as described in the Transfer Notice. The Transfer Notice shall constitute an irrevocable offer by the Selling Party to sell to the other Limited Partners such interests at the price and on the terms as contained in such Transfer Notice. Each Limited Partner desiring to participate in such purchase shall provide the Selling Party and each other Limited Partner notice of its agreement to participate (the "Participation Notice") within ten (10) Business Days of receipt of the Transfer Notice specifying such participation and whether and the extent to which such Limited Partner wishes to acquire any remaining, unallocated portion of the proposed transfer (the "Unallocated Portion"). In the event of a Continuous Transfer, such Participation Notice shall specify participation with respect to all transfers pursuant to such Continuous Transfer. In the event that one or more of the other Limited Partners do not provide a timely Participation Notice, the Unallocated Portion shall be allocated in pro rata proportion to the Percentage Interest held by each of the Limited Partners who submits a Participation Notice to the extent of such Limited Partner's indicated willingness to acquire any Unallocated Portion as provided in such Limited Partners' Participation Notice. The Participation Notice shall be deemed to be an irrevocable commitment to purchase from the Selling Party, at the price (or the cash equivalent thereof) and on the terms as contained in the Transfer Notice, the amount of the interests that such Limited Partner specifies in the Participation Notice. In the event that the Limited Partners are not willing to purchase all of the interests offered pursuant to the Transfer Notice, and the amount of interests which the Selling Party has offered to sell pursuant to the Transfer Notice less the amount of interests the Limited Partners are willing to accept is less than the minimum amount of interests which the offeror is willing to purchase pursuant to the bona fide offer described in the Transfer Notice, then the Limited Partners shall be deemed to have rejected the offer contained in the Transfer Notice in its entirety and the Selling Party shall be permitted to proceed with the sale described in the Transfer Notice. In the event that the Limited Partners shall have accepted all or part of the interests offered pursuant to the Transfer Notice (and shall not have been deemed to have rejected the offer in its entirety as described in the immediately preceding sentence), then the Selling Party shall sell to such Limited Partners such interests as have been accepted by such Limited Partners as specified in such Limited Partner's Participation Notice on the terms contained in the Transfer Notice. Any interests not sold to the Limited Partners pursuant to the preceding sentence may be sold to a third party, including the original offeror, at a price not lower than, and on such other terms and conditions not more favorable to such third party than, those contained in the original Transfer Notice, at any time within two hundred seventy (270) days after the expiration of the offer required by this Section 9.2(a); provided, that in the case of a Continuous Transfer, transfers subsequent to the Initial Transfer may be made following the expiration of such two hundred seventy (270) day period . In the event the interests are not transferred by the Selling Party on such terms during such two hundred seventy (270) day period (other than transfers subsequent to the Initial Transfer in the case of a Continuous Transfer), the restrictions of this Section 9.2(a) shall again become applicable to any transfer of interests by the Selling Party.

(b)	Tag Along Rights.

(i)           General. No Selling Party may transfer (other than pursuant to Section 9.2(c) or 9.2(d)) Limited Partnership Interests held by such Selling Party to any Person, unless the terms and conditions of such transfer shall include an offer by the third party transferee to the other Limited Partners (each, a “Tag Along Participant”), at a price calculated using the same methodology used to calculate the price of the Selling Party’s Limited Partnership Interest taking into account the relative capital accounts and distribution rights of the Tag Along Participants (such price, the “Tag Along Price”) and on the same terms and conditions as the Selling Party has agreed to sell its Limited Partnership Interest, to include in the transfer to the third party transferee a portion of Limited Partnership Interests.

(ii)          Obligation of Transferee to Purchase. The third-party transferee of the Selling Party shall purchase from each Tag Along Participant the portion of such Tag Along Participant's Limited Partnership Interest that such Tag Along Participant desires to sell, provided, that the third-party may but shall not be obligated to purchase such portion that exceeds the Maximum Tag Along Portion (as defined below) and, if such portion exceeds the Maximum Tag Along Portion, the transferee shall be obligated to purchase only the Maximum Tag Along Portion. For purposes hereof, the term "Maximum Tag Along Portion" means a portion of a Tag Along Participant's Limited Partnership Interest the price of which (based on the Tag Along Price of such Limited Partnership Interest) equals the total original price proposed to be paid by the transferee for the Selling Party's Limited Partnership Interest multiplied by a fraction, the numerator of which is the Tag Along Price of such portion which such Tag Along Participant desires to include in such sale and the denominator of which is the aggregate Tag Along Price of the Limited Partnership Interests that the Selling Party and each Tag Along Participant desires to include in such sale.

(iii)        Exercise. The tag-along right may be exercised by each Tag-Along Participant by delivery of a written notice to the Selling Party (the “Tag Along Notice”) within 15 calendar days following receipt of the Transfer Notice. The Tag Along Notice shall state the portion of a Limited Partnership Interest that such Tag Along Participant wishes to include in such transfer to the transferee. Upon the giving of a Tag Along Notice, such Tag Along Participant shall be entitled and obligated to sell the portion of its Limited Partnership Interest set forth in the Tag Along Notice, to the transferee on the terms and conditions set forth in the Transfer Notice (the “Transferee Terms”); provided, however, the Selling Party shall not consummate the sale of any Limited Partnership Interest offered by it if the transferee does not purchase all Limited Partnership Interests which each Tag Along Participant is entitled and desires to sell pursuant hereto. After expiration of the 15 calendar-day period referred to above, if the provisions of this Section have been complied with in all respects, the Selling Party and each Tag Along Participant that delivered a Tag Along Notice shall transfer the Limited Partnership Interests determined in accordance with Section 9.2(b)(ii) to the transferee on the Transferee Terms on the sale date proposed in the Transfer Notice (or such other date within sixty (60) days of such proposed sale date as may be agreed among the participants in such transfer).

(iv)         Several Liability. Anything to the contrary contained herein notwithstanding, the Selling Party agrees to use its reasonable good faith efforts to seek to ensure that the applicable Transferee Terms provide for several, and not joint, liability, with respect to the indemnification and comparable obligations contained within such Transferee Terms.

(v)          The tag-along rights set forth in this Section 9.2(b) shall not be deliberately circumvented by a Selling Party under circumstances where the other Limited Partners would have a reasonable expectation that such tag-along rights would apply.

(c)          Subject to Sections 9.2(e), (f) and (g), a Limited Partner may at any time and from time to time (i) transfer all or part of such Limited Partner’s Limited Partnership Interest to any of such Limited Partner’s Family Members provided that such Limited Partner shall provide the other Partners notice of the identity of such Family Member transferee; (ii) transfer all or part of its Limited Partnership Interest to its members, partners, shareholders or other equity holders, as the case may be (“Distributees”), pro-rata in accordance with the governing documents of the Limited Partner, and without consideration, or (iii) transfer all or part of such Limited Partner’s Limited Partnership Interest to a Control Party of such Limited Partner; provided, that such Limited Partner and Control Party agree with the Partnership in writing that such Control Party shall transfer such Limited Partnership Interest back to such Limited Partner immediately upon such Person ceasing to be a Control Party of such Limited Partner. A Limited Partner may at any time and from time to time pledge or hypothecate, in connection with its bona fide financing arrangements (including, in the case of Motient Corporation ("Motient"), under its current guaranteed bank facilities), its Limited Partnership Interest, provided, that upon foreclosure or other execution of the pledge or hypothecation, any assignment or transfer shall be subject to Sections 9.2(e), (f) and (g).

(d)          Each of TMI Communications Delaware, Limited Partnership ("TMI Sub"), Motient Ventures Holding Inc. ("Motient Sub") and MSV Investors, LLC ("MSV Investors") shall have the right, subject to Sections 9.2(a), (e), (f), and (g), to assign or transfer its interest in the Partnership to any Person owning 10% or more of the outstanding common stock of BCE Inc., Motient or SkyTerra Communications, Inc., respectively, and each other Limited Partner shall have the right, subject to Sections 9.2(a), (e), (f), and (g), to assign or transfer its interest in the Partnership to any Person owning ten percent (10%) or more of the ownership interests in such Limited Partner, provided that in the case of a transfer by TMI Sub, such transferee agrees to be bound by the terms and conditions of (i) the Non-Interference Agreement, dated as of November 26, 2001, between BCE Inc. and the Partnership (as amended, supplemented or modified from time to time, the “Non-Interference Agreement”) applicable to BCE Inc., (ii) the Stockholders Agreement, dated as of November 26, 2001, by and among TMI Communications and Company, Limited Partnership ("TMI"), the Partnership, Mobile Satellite Ventures Holdings (Canada) Inc. ("Canadian Holdco") and Mobile Satellite Ventures Canada Inc. ("Canadian License Co.") and (iii) the Pledge Agreement.

(e)          In addition to any other requirements of this Agreement relating to a transfer of Limited Partnership Interests, no Limited Partnership Interest shall be transferred or assigned unless the transferee (i) executes an instrument satisfactory to General Partner accepting all of the terms and conditions relating to a Limited Partner set forth in this Agreement, (ii) pays any reasonable expenses of the Partnership incurred in connection with such transfer or assignment (including, without limitation, attorney’s fees) and (iii) is either an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the

“Securities Act”)) or provides an opinion of counsel reasonably acceptable to General Partner that the transfer will not require registration under the Securities Act.

(f)           Notwithstanding any other provisions of this Agreement to the contrary, General Partner may prohibit any proposed transfer if, in the reasonable determination of the General Partner, such transfer would (i) result in the close of the Partnership’s taxable year with respect to all Limited Partners, in the termination of the Partnership within the meaning of § 708(b) of the Code or in the termination of its status as a partnership under the Code, (ii) cause the Partnership to be in violation of any applicable state or federal securities laws or (iii) result in an interest in the Partnership being held by a Person whose participation in the ownership of the Partnership would be detrimental to the Partnership; provided, however, that no transfer made pursuant to Section 9.2(c) hereof shall be deemed detrimental to the Partnership.

(g)          To the extent that any regulatory approval, notification or other submission or procedure is required or customarily provided in connection with the exercise of any right or obligations as set forth in this Agreement with respect to the transfer or assignment of interests in the Partnership (including, but not limited to, FCC approvals (if required); filings under the HSR Act and applicable securities laws), such transfer or assignment pursuant to this Agreement will be delayed and will only take place after such approval, notification or other submission or procedure has been obtained, submitted or completed, as determined by General Partner.

(h)          In addition to any other restrictions regarding TMI Sub’s right to transfer the Limited Partnership Interests held by it contained herein or in any Ancillary Agreement, TMI Sub shall not be permitted to transfer its Limited Partnership Interests except to a Person (or an Affiliate of such person) that is also simultaneously acquiring TMI’s direct or indirect ownership interests in Canadian Holdco and Canadian License Co. Any purported transfer of TMI Sub’s Limited Partnership Interests in contravention of this subsection (h) shall be void and of no effect.

(i)           Any transfer of Limited Partnership Interests hereunder shall be deemed to include a proportional transfer of the transferor’s Units and Capital Account, adjusted for all prior allocations and distributions with respect to the transferred Capital Account.

(j)	Intentionally Omitted.

(k)          For purposes of this Agreement, the sale or transfer of any equity or other ownership interests in any Intervening Entity (an “Intervening Entity Ownership Change”) shall be deemed to constitute a transfer of the aggregate Limited Partnership Interests held by that Limited Partner multiplied by a fraction, the numerator of which is the percentage ownership of the Intervening Entity so sold or transferred and the denominator of which is 100%. If such a deemed transfer of Limited Partnership Interests occurs without compliance with or as permitted by the provisions of Section 9.2(a) though 9.2(i) (as applicable) of this Agreement then, without limiting the rights of the Partnership or the other Partners at law or in equity, all of the Limited Partners (other than the Limited Partner which is so deemed to have transferred Limited Partnership Interests) shall have the right to purchase the Limited Partnership Interests so deemed transferred as if such Limited Partnership Interests were being offered for sale pursuant to the provisions of Section 9.2(a) (the provisions of which are hereby incorporated by reference, mutatis mutandis) for the same amount of consideration to be given to the Intervening Entity or its owners, in respect of the Intervening Entity Ownership Change.

Section 9.3	Admission of Substituted Limited Partners.

(a)          An assignee or transferee of an interest in the Partnership shall not be admitted to the Partnership as a substituted Limited Partner until (i) such assignee or transferee and transferring Limited Partner has complied with all of the conditions and procedures set forth in Section 9.2, (ii) such assignee or transferee has confirmed in writing to General Partner that it has reviewed the terms and conditions of this Agreement, the Investment Agreement and each of the Ancillary Agreements including, without limitation, the events of default, remedy and forfeiture provisions of the Pledge Agreement, and (iii) payment of any reasonable expenses of the Partnership incurred in connection with such admission (including, without limitation, attorney’s fees). Such assignee or transferee shall automatically be admitted to the Partnership as a Limited Partner following satisfaction of the provisions of this Section 9.3(a).

(b)          A Person who acquires any Limited Partnership Interests of a Limited Partner pursuant to Section 9.2 but who is not admitted as a substituted Limited Partner pursuant to Section 9.3(a) shall be entitled only to allocations and distributions with respect to such acquired Limited Partnership interests in accordance with this Agreement, but shall have no right to vote or give consent hereunder, to obtain any information or accounting of the affairs of the Partnership, shall not solely as a result of its acquisition of such Limited Partnership Interests obtain or have the right to obtain any shares in General Partner, shall not be entitled to inspect the books or records of the Partnership and shall not have any rights of a Limited Partner under the Delaware Act or this Agreement.

(c)          A transferor of interests shall remain a Limited Partner of the Partnership with respect to such transferred interests until such time, if ever, as the transferee of such interests is admitted as a substituted Limited Partner in accordance with this Agreement.

Section 9.4        Admission of Additional Limited Partners . A Person (other than a current Limited Partner) who purchases from the Partnership interests issued pursuant to Section 9.1 shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the Partnership (a) a subscription agreement, in form satisfactory to the General Partner, which agreement shall include an acceptance by such Person of all the terms and conditions of this Agreement, and (b) such other documents as the General Partner deems necessary or advisable. Such admission shall become effective on the date that the General Partner determines that such conditions have been satisfied.

Section 9.5	Corporate Conversion: Drag-Along Rights.

(a)          At the General Partner’s discretion, the Partnership shall be converted into corporate form (“MSV”) by merger, statutory conversion or any other method set forth in such consent (the “Corporate Conversion”). If the Corporate Conversion is in connection with an initial public offering of the Partnership’s (or its successor’s) securities, the outstanding interests in the Partnership shall be converted into common stock of MSV in accordance with the Percentage Interests represented by such Limited Partnership Interests, and each holder of such interests shall take such steps as may be reasonably requested by the General Partner in connection therewith, whereupon the rights and obligations of the Limited Partners hereunder, shall cease and have no further force and effect. If a Corporate Conversion is approved for any purpose other than in connection with an initial public offering of the Partnership’s (or its successor’s) securities, (i) the respective outstanding interests of the Partnership shall be converted into securities of MSV which track, as closely as practicable, the economic, voting and other rights represented by such outstanding interests immediately prior to the Corporate Conversion and (ii) the holders of such interests shall enter into a shareholders agreement and such other agreements and the organizational documents of MSV will contain such provisions as may be necessary, to allow MSV to mimic, as closely as practicable, the governance and other operating provisions of this Agreement, including, without limitation, an agreement by all shareholders holding stock with special voting, economic or other rights to convert such stock into common stock immediately prior to the initial public offering of MSV securities on a basis similar to that contemplated by the second sentence of this Section 9.5(a).

(b)          If the Required Majority determines to transfer or exchange (in a merger, business combination or otherwise) in one or a series of related bona fide arm’s-length transactions (collectively, the “Drag Along Transaction”) to an unrelated and unaffiliated third party all of the Limited Partnership Interests held by such Limited Partners, then, upon thirty (30) days’ written notice to the other Limited Partners and the Partnership (the “Drag-Along Notice”), which notice shall include reasonable details of the proposed transaction, including the consideration to be received by the Limited Partners, each other Limited Partner and holder of Limited Partnership Interests shall be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all of its Limited Partnership Interests in the same transaction at the closing thereof (and will deliver such Limited Partnership Interests free and clear of all liens, claims, or encumbrances except this Agreement) (or shall vote in favor of or consent to any transaction requiring the vote or consent of Limited Partners), and shall otherwise cooperate in the consummation of such transaction, and the consideration to be paid to the Limited Partners shall be deemed to be Capital Proceeds and shall be distributed to the Limited Partners pursuant to Section 8.6 of this Agreement as if such transaction were a Capital Event. In the event a Drag-Along Transaction is initiated by the Investors, unless the consideration to be received by the Limited Partners is based solely on the respective Percentage Interests held by such Limited Partners each of Motient and TMI shall have thirty (30) days from receipt of the Drag Along Notice to make, or cause a third party to make, a bona fide offer that is no less favorable to the Investors and the other Limited Partners than the terms, conditions and consideration of the Drag-Along Transaction described in such Drag-Along Notice and which will be consummated within thirty (30) days after such offer is made.

Section 9.6        Actions Requiring Consent. Without the prior written consent of the Required Majority, no Stockholder or Limited Partner (including any Affiliate of such Stockholder or Limited Partner) shall acquire in any transaction or series of related transactions direct or indirect ownership of more than 49% of (a) the outstanding shares of Stock or (b) the outstanding Units (including in each case any Stock or Units attributable to unexercised options or warrants or other similar securities owned by such Stockholder or Limited Partner or their Affiliates).

Section 9.7         Partnership Registration RightsSection 9.8     . Upon an Initial Public Offering, the Partnership shall grant to each of the Limited Partners customary registration rights in the securities of the Partnership commensurate with such Limited Partner's Percentage Interest, provided, that such rights shall not be exercisable in connection with the Initial Public Offering itself and further provided that such registration rights shall be subject to the provisions of any underwriting agreement entered into by the Partnership with respect to such Initial Public Offering.

5.            Effect of Amendment. All the provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Agreement; and the Agreement, as supplemented and amended by this Amendment, shall be read, taken and construed as one and the same instrument, and except as expressly amended hereby, the terms and conditions of the Agreement shall continue in full force and effect. All references to “this Agreement” in the Agreement or to the words “hereof,” “hereunder” or “herein” or words of similar effect in the Agreement shall mean the Agreement as amended hereby.

6.            Severability. Should one or more of the provisions of this Amendment be determined to be illegal or unenforceable, each other provision of this Amendment shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

7.            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

MOTIENT VENTURES HOLDING INC.

By:        /s/ Jeffrey W. Epstein

Name:	Jeffrey W. Epstein
Title:	Secretary

MSV INVESTORS, LLC

By: MSV Investors Holdings, Inc.,

Its Managing Member

By:        /s/ Robert Lewis _____________________

Name:	Robert Lewis
Title:	Senior Vice President, General Counsel
and Secretary

MOTIENT CORPORATION

By:        /s/ Jeffrey W. Epstein _____________________

Name:	Jeffrey W. Epstein
Title:	General Counsel and Secretary

SKYTERRA COMMUNICATIONS, INC.

By:        /s/ Robert Lewis _____________________

Name:	Robert Lewis
Title:	Senior Vice President, General Counsel
and Secretary

TMI COMMUNICATIONS DELAWARE, LIMITED PARTNERSHIP

By BCE Inc., its general partner

By:

Name:

Title: